Exhibit 99.1

Committed Capital Acquisition Corporation II Announces Closing of

$35,000,000 Initial Public Offering

New York, NY, April 16, 2014 —/PRNewswire/ Committed Capital Acquisition Corporation (the “Company”) (OTCBB: CCAQU) announced today that it has closed its initial public offering for gross proceeds of $35 million. The Company is a blank check company that was formed for the purpose of acquiring or merging with an operating business.

The Company sold an aggregate of 7,000,000 units at a price of $5.00 per unit. Each unit issued in the initial public offering consisted of one share of common stock and one warrant to purchase one-half of one share of common stock at an exercise price of $5.00 per whole share; provided, however, that such warrants may not be exercised for a fractional share, so that only an even number of warrants may be exercised at any given time by a holder thereof. The underwriters for the offering have been granted an over-allotment option to purchase up to an additional 1,050,000 units within 45 days after the effective date of the registration statement.

The Company’s units began trading on the Over-the-Counter Bulletin Board quotation system under the ticker symbol “CCAQU” on April 11, 2014. Initially, the units will be the only security of the Company that is trading. The shares of common stock and warrants comprising the units will begin separate trading ten business days following the earlier to occur of the expiration of the underwriters’ over-allotment option, its exercise in full or the announcement by the underwriters of their intention not to exercise all or any remaining portion of the over-allotment option, subject to the Company’s filing of a Current Report on Form 8-K with the SEC containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering and issuing a press release announcing the trading date when such separate trading will commence.

The Company has deposited all of the gross proceeds equal to $35,000,000, or $5.00 per share, into a trust account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to this offering.

Broadband Capital Management LLC acted as sole manager and representative of the underwriters of the offering. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. acted as counsel to the Company and Ellenoff Grossman & Schole LLP acted as counsel to the underwriters.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on April 10, 2014. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

This offering is being made solely by means of a prospectus. A copy of the final prospectus relating to the offering can be obtained from the Securities and Exchange Commission at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from Broadband Capital Management LLC, 712 Fifth Avenue, 22nd Floor, New York, NY 10019.

Contact:

Michael Rapp

Chief Executive Officer and Chairman

(212) 759-2020